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                                                                   EXHIBIT 10.22

July 12, 1999



Mr. Andy Merrill
1615 Wilt Road
Fallbrook, CA  92028

Dear Andy:

On behalf of Metawave Communications Corporation, it is my pleasure to offer you the position of Vice President, Customer Operations, as detailed in this letter. You will report to Bob Hunsberger, Chief Executive Officer and President. This offer is contingent on a start date on or before August 16, 1999.

Base compensation for your duties will be $   [***]   per year, equivalent to
$ [***] per pay period, subject to federal income tax and other normal withholding. Metawave has a bi-weekly payroll schedule where paydays occur every other Thursday.

Metawave's current bonus plan targets a bonus for your position of 25% of your
base salary.   Metawave reserves the right to change it's bonus program from year to year. For calendar year 1999, you will not be eligible for Metawave's regular bonus plan; however, you will be eligible for the bonus plan in years subsequent. For calendar year 1999, however, you will be eligible to participate in the Key Contributors Stock Bonus Program. This program is in lieu of a cash bonus program for 1999. A recommendation will be made to the Board of Directors that you be granted an option to purchase [***] shares of Metawave common stock at a price of $[***]/share. The vesting for this program is 5 years from the date of grant. Vesting would be accelerated under the following conditions:

 . 50% upon completion of IPO and 50% one year after IPO or
 .  50% upon change in control and remaining 50% after 1 year assuming continued
   employment in similar capacity
 . if not employed in a similar capacity, remaining 50% becomes vested upon termination for other than cause or change in employment status.

Additionally, a recommendation will be made to the Board of Directors that you be granted an option to purchase [***] shares of Metawave common stock at the price in effect at the Board Meeting following your first date of employment. (The recommendation we make to the board will be a price not to exceed $[***]/share). Under our current plan, one quarter of the shares vest after one year of employment with the remaining three quarters progressively vesting on a monthly basis over the next three (3) subsequent years.

[***] CERTAIN INFORMATION ON THIS PAGE(S) HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.
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Page 2
Andy Merrill
July 12, 1999



Metawave is prepared to assist you in your move to the Seattle-area by paying the costs of moving your household goods from Fallbrook, CA to Washington.
These costs include packing, transporting, insurance and unloading of your household goods. This includes moving two automobiles. Relocation costs include 60 days of storage for your household goods upon arrival in Washington.
In addition, Metawave will pay you $  [***]   gross, in relocation assistance,
less required taxes, for miscellaneous expenses associated with your move. It
will be paid to you with your first paycheck as described above.   Metawave will
also pay for up to 60 days of temporary living upon your arrival in the Seattle area. (Temporary living is defined as reasonable apartment rent.)

Additionally, Metawave is prepared to pay for expenses associated with the sale of your home in California and the purchase of a new residence in the Seattle area, as follows:

Closing costs for sale of California home
-----------------------------------------
 .  Appraisal fees
 .  Lawyer fees
 .  Title insurance
 .  Revenue stamps
 .  Recording fees
 .  Brokerage fees
 .  Unique closing costs

Closing costs for purchase of home in Seattle area
--------------------------------------------------
 .  Appraisal fees
 .  Lawyer fees
 .  Title insurance
 .  Revenue stamps
 .  Recording fees
 .  Unique closing costs including county fees
 .  Inspection fees
 . Buyers points/origination fees not to exceed $6,000. This will not be grossed up.

Any fees or costs that are not tax deductible will be grossed up, otherwise actual expenses will be reimbursed. This represents Metawaves complete commitment to relocation expenses. Should you leave the company prior to completing 12 months of employment, you will be required to repay Metawave (on a prorated basis).

Should your employment with Metawave be terminated for reasons other than cause, Metawave will pay you six months of severance.
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Page 3
Andy Merrill
July 12 1999



You are eligible for our Medical, Dental and Life insurance starting on the first day of the month following or equivalent to your hire date. The effective date for your insurance plans will be the first of the month following or coinciding with your hire date. You are also eligible to participate in our 401(K) program. The enrollment date will be the first day of the quarter following your hire date. These programs are, of course, subject to change. A summary outlining the Metawave benefit package is enclosed.

Your performance and salary will be reviewed once per year. Your first review will occur in January 2000 and any salary adjustment will be effective January 1, 2000. Since you will have been employed less than one year, any salary increase will be prorated based on the length of time from your date of hire.

It is the policy of Metawave that employees not disclose nor use any confidential information from prior employment while employed by Metawave. If you have entered into specific Non-Disclosure agreements, non-competitive agreements, or any other agreements with any previous employer that might affect or restrict your employment with us, please provide us with a copy so that we can ensure that both you and Metawave abide by the terms thereof.

Employment with Metawave is at the mutual consent of each employee and the company. Accordingly, while Metawave has every expectation that employment relationships will be mutually beneficial and rewarding, both you and Metawave retain the right to terminate the employment relationship at will, at any time, with or without cause. In addition, you will be required to read and comply with the policies and procedures as outlined in the Metawave Employee Handbook during your employment with the company.

This offer represents the entire offer of Metawave and supersedes any prior verbal or written agreements. This offer will remain open until July 16, 1999. As a condition of your employment, you are required to sign a copy of the enclosed Confidentiality Agreement (which should be returned to Human Resources). You will be required to provide your proof of identification and your proof of your right to work in the United States to Human Resources by your third day of employment.
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Andy Merrill
Page 4
July 12, 1999



Andy, we are excited about you joining our team, and we hope you will be able to achieve both your personal and professional objectives here at Metawave. If we can answer any questions, please feel free to call Bob Hunsberger at (425) 702-5623.

Please sign below and return the original to Human Resources. The copy is for your records.

Sincerely,

METAWAVE COMMUNICATIONS CORPORATION


_____________________________________
Monica Chester-Bristow
Director of Human Resources

This will acknowledge my acceptance of this offer of employment.

/s/ Andy Merrill
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